November 14, 1995

     Winthrop Focus Funds,
     140 Broadway,
     New York, New York  10005.

     Dear Sirs:

                 You have requested our opinion in connection with the notice which you propose to file pursuant to Rule 24f-2 under the Investment Company Act of 1940 with respect to 11,254,930 of your shares of beneficial interest, $.01 par value (the "Shares").

                 As your counsel, we are familiar with your organization and status as a trust and the validity of your Shares.

                 We advise you that, in our opinion, the Shares are legally and validly issued, fully paid and nonassessable.

                 The foregoing opinion is limited to the Federal laws of the United States and the laws of the Commonwealth of Massachusetts and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

                 We have relied as to certain matters on information obtained from public officials, your officers and other sources believed by us to be responsible.

                 We consent to the filing of this opinion with the Securities and Exchange Commission in connection with the notice referred to above.

     In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                               Very truly yours,

                                               /s/ Sullivan & Cromwell

                                                   SULLIVAN & CROMWELL